EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-3 Nos. 333-44754 and 333-36708 pertaining to the issuance of shares of Protein Design Labs, Inc.'s common stock and to the issuance of 5.50% Convertible Subordinated Notes and related shares of common stock issuable upon conversion of the notes, respectively, and Form S-8 Nos. 333-44762, 333-87957, 33-65224, 33-50116, 33-50114, and 33-96318 pertaining to the 1993 Employee Stock Purchase Plan, Outside Directors Stock Option Plan, 1991 Stock Option Plan, 1999 Nonstatutory Stock Option Plan and 1999 Stock Option Plan of Protein Design Labs, Inc. of our report dated February 5, 2001, with respect to the consolidated financial statements of Protein Design Labs, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 29, 2001